Exhibit 99.1

NEWS RELEASE

For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS THIRD QUARTER 2012 RESULTS

Financial Highlights:

•	Revenue of $70.9 million, essentially flat with $70.8 million in 2Q12 and a decrease of 13.2% from $81.7 million in 3Q11.

•	Gross margin of 54.4%, compared to 52.3% in 2Q12 and 58.6% in 3Q11.

•
Net loss of $0.02 per basic and diluted share, compared to net loss of $0.11 per basic and diluted share in 2Q12 and net income of $0.11 per diluted share in 3Q11. 3Q12 financial results included a $1.9 million ($0.02 per basic and diluted share) income tax expense, $0.7 million of acquisition related charges and $0.0 million of restructuring related charges. 2Q12 financial results included a $10.5 million ($0.09 per basic and diluted share) tax expense, $1.0 million of acquisition related charges and $0.1 million of restructuring related charges.

HILLSBORO, OR - October 18, 2012 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the fiscal third quarter ended September 29, 2012.

For the third quarter, revenue was $70.9 million, essentially flat with $70.8 million reported in the prior quarter, and a decrease of 13.2% from the $81.7 million reported in the same quarter a year ago. FPGA revenue for the third quarter was $26.1 million, an increase from the $24.8 million reported in the prior quarter, and essentially flat with the $26.2 million reported in the same quarter a year ago. PLD revenue for the third quarter was $44.8 million, a decrease from the $45.9 million reported in the prior quarter, and a decrease from the $55.5 million reported in the same quarter a year ago.

Net loss for the third quarter was $2.2 million ($0.02 per basic and diluted share), which includes a tax expense of $1.9 million and acquisition related charges of $0.7 million, compared to prior quarter net loss of $12.5 million ($0.11 per basic and diluted share) and net income of $13.3 million ($0.11 per diluted share) reported in the same quarter a year ago. Second quarter of

2012 results included a tax provision of $10.5 million ($0.09 per basic and diluted share) reflecting the implementation of our new global tax structure, approximately $1.0 million of acquisition related charges and $0.1 million of restructuring related charges.

Darin G. Billerbeck, President and Chief Executive Officer, said, “Results reflect the continued adverse effect of macro headwinds on our business. On an end market basis, communications had the most significant decline, which offset gains in our consumer end market. We do not attribute this to any one customer or geography but rather to the ongoing global weakness, which is impacting the entire industry. Despite the challenging environment, we continue to grow revenue from our new products. This positive uptick reflects our focus and success at winning orders across all markets. We have also initiated a corporate restructuring plan intended to further streamline our organization and to align to our low density market strategy. The restructuring is primarily focused on consolidating sales and marketing in both the U.S. and Europe, with the elimination of subscale sites and middle management positions.”

Joe Bedewi, Corporate Vice President and Chief Financial Officer, added, “Total operating expenses in the third quarter were $38.9 million, including approximately $1.1 million in severance costs related to the streamlining and refocusing of our organization. Our gross margin came in at the high end of guidance at 54.4% primarily as a result of our on-going material and manufacturing cost management efforts. We are taking additional restructuring actions which will result in a 13% headcount reduction and elimination of subscale sites during the fourth quarter, resulting in approximately $5.5 million in restructuring charges in the fourth quarter and approximately $0.5 million in the first quarter of 2013. In addition, we repurchased approximately 1.4 million shares purchased at a cost of approximately $5.4 million. Our year to date total shares repurchased is approximately 2.7 million shares purchased at a cost of approximately $12.4 million under our previously announced 2012 stock buyback program.”

Third Quarter 2012 Business Highlights:

•
Shipped 3 Millionth iCE40: The recently introduced iCE40 family has quickly become Lattice Semiconductor's fastest ramping product ever. The iCE40 family is designed for applications that have the most aggressive power, cost and footprint requirements, including smartphones, tablets, digital still cameras, and other space and power constrained systems.

•
Awarded “Most Innovative FPGA Mobile Platform”: China Electronic News magazine (CEN) recognized Lattice with its "Most Innovative FPGA Mobile Platform" award. The award was presented to Lattice as part of the FPGA Forum, which was held in Chengdu, China.

•
Wins Prestigious eLegacy Award: Lattice became the only programmable logic company to win an e-Legacy Award in the “Environmental Design” category for its iCE40 family's energy saving and power efficiency. Now in its sixth year, the e-Legacy awards celebrate and reward the innovation of electronics companies.

Business Outlook - Fourth Quarter 2012:

•	Revenue is expected to be approximately flat plus or minus 2% on a sequential basis.

•	Gross margin percentage is expected to be approximately 53% plus or minus 2%.

•	Total operating expenses are expected to be approximately $43 million, including approximately $5.5 million in restructuring charges.

Investor Conference Call / Webcast Details:

Lattice Semiconductor will review the Company's financial results for the third quarter of 2012 and business outlook for the fourth quarter of 2012 on Thursday, October 18, 2012 at 5:00 p.m. EDT. The conference call-in number is 1-888-286-6281 or 1-706-643-3761 with conference identification number 37367326. A live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. The Company's financial guidance will be limited to the comments on its public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately two hours after the conclusion of the live call through 11:59 p.m. EDT on October 25, 2012, by telephone at 1-404-537-3406. To access the replay, use conference identification number 37367326. A webcast replay will also be available on Lattice's investor relations website at www.latticesemi.com.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Such forward-looking statements include statements relating to: our business outlook, including those statements under the heading “Business Outlook - Fourth Quarter 2012” relating to expected revenue, gross margin, total operating expenses, and projected restructuring charges, our expected revenue growth from new products; and the impact of our proposed restructuring actions on operating results in the fourth quarter of 2012 and the first quarter of 2013 and on streamlining our organization to focus on the low density market. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our MachXO™ and LatticeECP3™ devices, the ability to supply products to customers in a timely manner or changes in our distribution relationships. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, including commodity costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of compensation charges due to stock price changes. In addition, our results could vary due to our acquisition of SiliconBlue. We have not had experience operating SiliconBlue or projecting its operating results. The acquisition of a new company carries inherent risks, including our discovering unknown liabilities or encountering unanticipated issues relating to integrating the business with ours. Further, the impact of any restructuring, including the restructuring actions proposed for the fourth quarter of 2012, will depend on, among other factors, the final actions taken, negotiation of related expenses with third parties, the timing of restructuring activities and the ability of the Company to successfully reallocate functions formerly addressed by the employees and other resources eliminated in the restructuring. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges could adversely affect our profitability.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice is a service-driven developer of innovative low cost, low power programmable design solutions. For more information about how our FPGA, CPLD and programmable power management devices help our customers unlock their innovation, visit www.latticesemi.com. You can also follow us via Twitter, Facebook, or RSS.
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Lattice Semiconductor Corporation, Lattice (& design), L (& design), iCE40 and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 29, 2012	June 30, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Revenue	$70,889	$70,792	$81,720	$213,381	$248,196
Costs and expenses:
Cost of products sold	32,341	33,741	33,866	98,297	100,062
Research and development	20,446	19,363	16,999	58,955	55,770
Selling, general and administrative	17,720	19,405	16,809	55,048	51,717
Acquisition related charges (1)	729	982	—	3,418	—
Restructuring (2)	—	87	1,760	643	4,982
	71,236	73,578	69,434	216,361	212,531
(Loss) income from operations	(347)	(2,786)	12,286	(2,980)	35,665
Other income, net (3)	88	694	248	846	1,179
(Loss) income before provision (benefit) for income taxes	(259)	(2,092)	12,534	(2,134)	36,844
Provision (benefit) for income taxes (4)	1,916	10,450	(803)	20,297	(443)
Net (loss) income	$(2,175)	$(12,542)	$13,337	$(22,431)	$37,287

Net (loss) income per share (5):
Basic	$(0.02)	$(0.11)	$0.11	$(0.19)	$0.32
Diluted	$(0.02)	$(0.11)	$0.11	$(0.19)	$0.31

Shares used in per share calculations (5):
Basic	116,785	117,874	117,926	117,612	117,990
Diluted	116,785	117,874	120,627	117,612	121,343
______________________
Notes:

(1)
The Company recorded consulting, legal costs, severance related integration costs and amortization of intangible assets associated with the acquisition of SiliconBlue from the acquisition date, December 16, 2011 through the third quarter of fiscal 2012.

(2)	Represents costs and adjustments incurred primarily related to the corporate restructuring plan announced on April 21, 2011.

(3)	During the second quarter of fiscal 2012 and first quarter of fiscal 2011 the Company recognized a gain on the sale of certain auction rate securities of $0.4 million and $0.6 million, respectively.

(4)	The tax provision for the three and nine months ended September 29, 2012 reflects our new global tax structure and the resulting intercompany sale of inventory and fixed assets.

(5)
For the three and nine-month periods in fiscal 2012, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units and ESPP shares as they are antidilutive. For the three and nine month periods in fiscal 2011, the computation of diluted earnings per share includes the effects of stock options and restricted stock units as they are dilutive. ESPP shares are included if dilutive.

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 29, 2012	December 31, 2011
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$186,221	$210,134
Accounts receivable, net	56,020	36,993
Inventories	37,429	37,278
Other current assets	16,020	16,200
Total current assets	295,690	300,605

Property and equipment, net	41,314	40,430
Long-term marketable securities	4,661	6,946
Other long-term assets	7,880	11,628
Intangible assets, net of amortization	16,167	18,377
Goodwill	44,808	44,808
Deferred income taxes	27,217	45,130
	$437,737	$467,924

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$40,605	$41,215
Deferred income and allowances on sales to sell-through distributors	11,183	10,761
Total current liabilities	51,788	51,976

Other long-term liabilities	18,997	22,387
Total liabilities	70,785	74,363

Stockholders' equity	366,952	393,561
	$437,737	$467,924

Lattice Semiconductor Corporation
- Supplemental Historical Financial Information -

	3Q12	2Q12	3Q11
Operations Information
Percent of Revenue
Gross Margin	54.4%	52.3%	58.6%
R&D Expense	28.8%	27.4%	20.8%
SG&A Expense	25.0%	27.4%	20.6%

Depreciation and amortization (in thousands)	5,892	5,243	4,089
Capital expenditures (in thousands)	3,156	4,632	1,383
Stock compensation expense (in thousands)	2,075	2,054	1,687
Restructuring and severance related charges (in thousands)	1,195	1,493	1,760
Taxes paid (cash, in thousands)	333	74	1,173

Balance Sheet Information
Current Ratio	5.7	5.8	5.7
A/R Days Revenue Outstanding	71	77	59
Inventory Months	3.5	3.3	3.1

Revenue% (by Product Family)
PLD	63%	65%	68%
FPGA	37%	35%	32%

Revenue% (by Product Classification)
New	26%	20%	12%
Mainstream	54%	60%	59%
Mature	20%	20%	29%

Revenue% (by Geography)
Asia	69%	70%	64%
Europe (incl. Africa)	18%	17%	20%
Americas	13%	13%	16%

Revenue% (by End Market)
Communications	47%	51%	44%
Industrial & Other	27%	27%	31%
Computing	12%	12%	13%
Consumer	14%	10%	12%

Revenue% (by Channel)
Sell-through distribution	56%	56%	61%
Direct	44%	44%	39%

New: LatticeECP4, LatticeECP3, MachXO2, Power Manager II, and iCE40
Mainstream: ispMACH 4000ZE, ispMACH 4000/Z, LatticeSC, LatticeECP2/M, LatticeECP, LatticeXP2, LatticeXP, MachXO, ispClock A/D/S, Software and IP
Mature: ispXPLD, ispXPGA, FPSC, ORCA 2, ORCA 3, ORCA 4, ispPAC, isplsi 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-volt CPLDs, ispGDX2, GDX/V, ispMACH 4/LV, iCE65, ispClock, Power Manager I, all SPLDs
* Product categories are modified as appropriate relative to our portfolio of products and the generation within each major product family. New products consist of our latest generation of products, while Mainstream and Mature are older or based on unique late stage customer-based production needs. Generally, product categories are adjusted every two to three years, at which time prior periods are reclassified to conform to the new categorization. In the first fiscal quarter 2012 we reclassified our New, Mainstream and Mature product categories to better reflect our current product portfolio.